EXHIBIT 10.34


Page 2


May 18, 1999


Mr. James Warden
10021 Sycamore Street
Villa Park, CA
92861


Dear Jim:

I am very pleased to offer you employment with our team at Pivotal Software USA, Inc. ("Pivotal"). Following are the terms of your employment:

     1. Your position at Pivotal will be Vice President, Sales, Asia-Pacific, to be located in Southern California. You will report to the Vice President, Worldwide Sales.

     2. Your salary will be US $100,000 per year, payable semi-monthly. Your salary will be reviewed on or before June 1, 2000.

     3. You will be entitled to earn additional incentive compensation of US $90,000 annually based on you achieving certain sales objectives on behalf of Pivotal. The sales objectives, which determine how your incentive compensation is earned, are established annually by Pivotal's Vice President, Worldwide Sales, based on Pivotal's fiscal year, which ends on June 30.

          Your initial sales quota has been established at an annualized rate of US $3.5 million in revenue, for fiscal year ending June 30, 2000, and your territory will be in the Asia Pacific region with exact territory to be determined by the Vice President, Worldwide Sales.

          You will be entitled to earn additional incentive compensation of:

          US $5,000 for signing KPMG Australia to a resellers agreement, US $10,000 for the first deal signed, US $20,000 ($5,000 per quarter) based on a travel, lodging and other expenses budget not exceeding US $75,000 per quarter.

     4. You will be entitled to three weeks paid vacation per annum plus statutory holidays.

     5. As a condition of employment, you are required to participate in the Pivotal employee benefits plan, which has been established for Pivotal employees based in the United States. Details of this plan are available for you to review. In summary, under this plan you are required to pay 50% of the Health and Dental premiums for eligible family members and Long Term Disability.

          Pivotal pays the total premium for your Health, Dental and Life Insurance. The foregoing is subject to you confirming that neither you nor any eligible member has any unusual health condition that would significantly affect Pivotal's premiums or your eligibility, and is subject to you being accepted by Pivotal's third party health and life insurers. You are entitled to a maximum of eight days of sick leave per annum without loss of pay. You may not accrue sick leave from year to year.

     6. Subject to approval by Pivotal's Board of Directors, you will be granted an option to purchase 10,000 voting common shares of Pivotal at a price to be set by the Board in accordance with the provisions of the Pivotal Incentive Stock Option Plan (the "Plan"). Subject to approval, the options will be granted at Pivotal's next Board of Directors Meeting, and will vest over a period of four years in accordance with the provisions of the Plan. There are certain rights and restrictions attached to this option which are outlined in detail in the Plan documents which are available for your review.

     7.   Your employment will commence on or about May 24, 1999.

     8. As a condition of your employment, you are required to sign an agreement of confidentiality and acknowledge that the intellectual property, which results from your employment, is owned by Pivotal. In addition, should your employment by Pivotal terminate for any reason, the agreement prohibits you from interfering with the employees, customers or business of Pivotal for a period of time following the cessation of employment.



This offer of employment is open for your acceptance until the close of business Wednesday, May 19, 1999. Please sign the attached copy of this letter and the Employee Confidentiality Agreement to indicate your agreement, and return the signed copies to us.

If you accept this offer of employment, Pivotal will pay you a one-time signing bonus of US $15,000 on June 15, 1999 (within 30 days of the date of employment). In the event that you voluntarily resign your employment with Pivotal within one year of your date of employment, you are obligated to reimburse Pivotal for the full amount of this Signing Bonus.

We look forward to you joining us in our quest to build a world-leading software company, and we look forward to a long and mutually rewarding relationship.


Yours very truly,

                                           I agree with and accept the above
                                           terms and conditions of employment.



                                            /s/ James Warden
--------------------------                  -----------------------------------
Vincent Mifsud                              JAMES WARDEN
CFO & VP, Operations


:jll                                        Date:  _________________________
Encs.